PATENT ASSIGNMENT


         WHEREAS, simultaneously with the execution and delivery of this Patent Assignment (this "Assignment"), LeeMAH Datacom Security Corporation, a California corporation (the "Assignor") and wholly-owned subsidiary of LeeMAH Corporation, a California corporation (the "Parent") is selling certain of its assets and properties pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated February 25, 1999, by and among MicroFrame, Inc., a New Jersey corporation (the "Assignee"), the Assignor and the Parent.

         WHEREAS, Assignee is desirous of acquiring all right, title and interest of Assignor in and to the patents and patent applications registered or pending in the United States Patent and Trademark Office, and the other grants of protection of proprietary rights (inside or outside the United States), that are identified on Exhibit A annexed hereto (the "Patents").

         NOW THEREFORE, for the consideration set forth in the Asset Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged by the Assignor, the Assignor hereby conveys, assigns and delivers unto the Assignee all of its right, title and interest in and to the Patents.

         This Assignment is subject to the restrictions and conditions contained in the Asset Purchase Agreement. The Assignor expressly agrees to execute and deliver at the request of the Assignee, all papers, instruments, and other documents and to perform any other acts the Assignee may reasonably require in order to vest all right, title and interest in and to the Patents in the Assignee and/or to provide evidence to support any of the foregoing in the event such evidence is deemed necessary by the Assignee.

         Assignor hereby authorizes and requests the Commissioner for Patents and Trademarks of the United States, and all officials of countries or regions foreign to the United States having authority so to do, to issue all such Letters Patent or other grants of protection upon said inventions to the Assignee or to such nominees as it may designate.

         Assignor authorizes and empowers said Assignee or nominees to invoke and claim for any application for such Letters Patent or other grants of protection for said inventions filed by Assignee or its nominee, the benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by a convention which may henceforth be substituted for it, and to invoke and claim such rights of priority without further written or oral authorization from Assignor.

         Assignor hereby consents that a copy of this assignment shall be deemed a full and formal equivalent of any assignment, consent to file or like document which may be required in any


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country or region for any purpose and more  particularly  in proof of the rights of the said Assignee or nominees to claim the aforesaid benefit of the rights of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it.

         IN WITNESS WHEREOF, the Assignor has executed this Assignment on February 25, 1999.

                                         LeeMAH Datacom Security Corporation


                                         By:        /s/ Warrant Gee
                                                    ----------------------------
                                               Name:    Warrant Gee
                                               Title:   Chief Financial Officer




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STATE OF                   )
                           ) SS:
COUNTY OF                  )

                  On the day of _____________ in the year 1999 before me, the undersigned, a Notary Public in and for said State, personally appeared ______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                                 ---------------------------
                                                         Notary Public